Exhibit 99.1

SAFETY ANNOUNCES THIRD QUARTER 2013 RESULTS AND DECLARES FOURTH QUARTER 2013 DIVIDEND

Boston, Massachusetts, November 4, 2013.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2013 results.  Net income for the quarter ended September 30, 2013 was $17.7 million, or $1.14 per diluted share, compared to net income of $14.3 million, or $0.94 per diluted share, for the comparable 2012 period.  Net income for the nine months ended September 30, 2013 was $49.7 million, or $3.23 per diluted share, compared to $48.5 million, or $3.17 per diluted share, for the comparable 2012 period.  Safety’s book value per share decreased to $45.07 at September 30, 2013 from $45.31 at December 31, 2012 primarily due to a decrease in net unrealized investment gains.  Safety paid $0.60 per share in dividends to investors during both the quarters ended September 30, 2013 and 2012.  Safety paid $2.20 per share in dividends to investors during the year ended December 31, 2012.

Direct written premiums for the quarter ended September 30, 2013 increased by $7.6 million, or 4.3%, to $186.6 million from $179.0 million for the comparable 2012 period.  Direct written premiums for the nine months ended September 30, 2013 increased by $30.0 million, or 5.5%, to $571.1 million from $541.1 million for the comparable 2012 period.  The increase for the quarter ended September 30, 2013 from the comparable 2012 period occurred primarily in our homeowners and commercial automobile business lines, which experienced increases of 5.2% and 3.5%, respectively, in average written premium per exposure and increases of 5.6% and 11.4%, respectively, in written exposures.  The increase for the nine months ended September 30, 2013 from the comparable 2012 period occurred primarily in our homeowners, commercial automobile, and personal automobile business lines, which experienced increases of 5.6%, 2.1%, and 3.0%, respectively, in average written premium per exposure, increases of 5.5% and 12.2% in written exposures in our homeowners and commercial automobile business lines, respectively, and a slight decrease of 0.3% in written exposures in our personal automobile business line.

Net written premiums for the quarter ended September 30, 2013 increased by $6.0 million, or 3.5%, to $177.7 million from $171.7 million for the comparable 2012 period.  Net written premiums for the nine months ended September 30, 2013 increased by $28.3 million, or 5.5%, to $546.3 million from $518.0 million for the comparable 2012 period.  Net written premiums increased primarily due to increases in direct written premiums in our homeowners, commercial automobile, and personal automobile business lines as discussed above.

Net earned premiums for the quarter ended September 30, 2013 increased by $9.7 million, or 6.0%, to $172.2 million from $162.5 million for the comparable 2012 period.  Net earned premiums for the nine months ended September 30, 2013 increased by $31.1 million, or 6.5%, to $508.2 million from $477.1 million for the comparable 2012 period.  Net earned premiums increased primarily due to increases in direct written premiums in our personal automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended September 30, 2013 decreased by $0.1 million, or 1.2%, to $10.0 million from $10.1 million for the comparable 2012 period.  Net investment income for the nine months ended September 30, 2013 decreased by $0.4 million, or 1.4%, to $30.1 million from $30.5 million for the comparable 2012 period.  Net effective annualized yield on the investment portfolio decreased to 3.4% and 3.5%, respectively, for the quarter and nine months ended September 30, 2013 from 3.6% and 3.7%, respectively, for the comparable 2012 periods.  Our duration was 3.8 years at September 30, 2013, up from 3.6 years at December 31, 2012.

For the quarter ended September 30, 2013, loss and loss adjustment expenses incurred increased by $2.8 million, or 2.6%, to $109.2 million from $106.4 million for the comparable 2012 period.  For the nine months ended September 30, 2013 loss and loss adjustment expenses incurred increased by $21.1 million, or 6.9%, to $328.3 million from $307.2 million for the comparable 2012 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended September 30, 2013 were 63.4%, 30.7%, and 94.1%, respectively, compared to 65.5%, 30.8%, and 96.3%, respectively, for the comparable 2012 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the nine months ended September 30, 2013 were 64.6%, 30.4%, and 95.0%, respectively, compared to 64.4%, 30.7%, and 95.1%, respectively, for the comparable 2012 period.  Total prior year favorable development included in the pre-tax results for the quarter and nine months ended September 30, 2013 was $7.4 million and $21.8 million, respectively, compared to $4.3 million and $11.9 million, respectively, for the comparable 2012 periods.

Today, our Board of Directors approved and declared a quarterly cash dividend of $0.60 per share on the issued and outstanding common stock, payable on December 13, 2013 to shareholders of record at the close of business on December 2, 2013. The Board of Directors today also increased Safety’s existing share repurchase program by authorizing repurchase of an additional $60.0 million of Safety’s outstanding common shares.  Previously, the Board of Directors had authorized up to $90.0 million under the program.  Safety has previously purchased $60.4 million of its common shares on the open market under the program.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2012 Form 10-K with the SEC on March 18, 2013 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,100,077 and $1,100,414)	$1,124,982	$1,165,553
Equity securities, at fair value (cost: $52,879 and $21,237)	57,362	22,800
Total investments	1,182,344	1,188,353
Cash and cash equivalents	38,305	35,383
Accounts receivable, net of allowance for doubtful accounts	185,546	165,750
Receivable for securities sold	3,441	835
Accrued investment income	10,251	10,587
Taxes recoverable	151	5,529
Receivable from reinsurers related to paid loss and loss adjustment expenses	12,092	6,610
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	58,568	52,185
Ceded unearned premiums	17,226	16,206
Deferred policy acquisition costs	67,088	60,665
Deferred income taxes	4,207	—
Equity and deposits in pools	19,550	16,965
Other assets	15,268	15,278
Total assets	$1,614,037	$1,574,346

Liabilities
Loss and loss adjustment expense reserves	$438,496	$423,842
Unearned premium reserves	392,265	353,219
Accounts payable and accrued liabilities	51,246	65,458
Payable for securities purchased	11,277	2,630
Payable to reinsurers	17,674	7,056
Deferred income taxes	—	8,202
Other liabilities	9,638	19,580
Total liabilities	920,596	879,987

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,205,134 and 17,052,034 shares issued	172	170
Additional paid-in capital	169,154	163,041
Accumulated other comprehensive income, net of taxes	19,103	43,356
Retained earnings	565,380	543,361
Treasury stock, at cost: 1,819,547 and 1,728,645 shares	(60,368)	(55,569)
Total shareholders’ equity	693,441	694,359
Total liabilities and shareholders’ equity	$1,614,037	$1,574,346

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net earned premiums	$172,246	$162,493	$508,235	$477,099
Net investment income	10,023	10,142	30,137	30,551
Net realized gains on investments	657	153	1,199	1,226
Finance and other service income	4,768	4,743	13,920	13,769
Total revenue	187,694	177,531	553,491	522,645

Losses and loss adjustment expenses	109,183	106,445	328,304	307,184
Underwriting, operating and related expenses	52,940	50,054	154,505	146,602
Interest expense	23	22	66	66
Total expenses	162,146	156,521	482,875	453,852

Income before income taxes	25,548	21,010	70,616	68,793
Income tax expense	7,892	6,676	20,917	20,294
Net income	$17,656	$14,334	$49,699	$48,499

Earnings per weighted average common share:
Basic	$1.15	$0.94	$3.24	$3.17
Diluted	$1.14	$0.94	$3.23	$3.17

Cash dividends paid per common share	$0.60	$0.60	$1.80	$1.60

Number of shares used in computing earnings per share:
Basic	15,369,285	15,312,178	15,355,623	15,277,560
Diluted	15,429,809	15,319,885	15,395,434	15,284,400

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Written Premiums
Direct	$186,627	$179,007	$571,056	$541,090
Assumed	4,163	4,505	15,426	13,234
Ceded	(13,066)	(11,820)	(40,221)	(36,341)
Net written premiums	$177,724	$171,692	$546,261	$517,983

Earned Premiums
Direct	$181,188	$170,616	$533,023	$499,890
Assumed	4,647	4,139	14,412	12,560
Ceded	(13,589)	(12,262)	(39,200)	(35,351)
Net earned premiums	$172,246	$162,493	$508,235	$477,099